SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
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     14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14

                           Northland Cranberries, Inc.
                           ---------------------------
                (Name of Registrant as Specified in its Charter)

            ---------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously.  Identify the previous filing by registration statement number,
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

                       [NORTHLAND CRANBERRIES, INC. LOGO]

                           NORTHLAND CRANBERRIES, INC.

                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020

                              --------------------

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 5, 2000

                              --------------------

TO OUR SHAREHOLDERS:

     We would like to invite you to attend our 2000 annual meeting of shareholders on Wednesday, January 5, 2000 at 3:00 p.m. at the Northland Conference Center, located at 2321 West Grand Avenue, Wisconsin Rapids, Wisconsin. As we describe in the accompanying proxy statement, we will be voting on the election of seven directors and on other business that may properly come before the annual meeting.

     We have enclosed a proxy card and our 1999 annual report along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you would like.

     Thank you for your continued support. We look forward to seeing you at the annual meeting.

                                         NORTHLAND CRANBERRIES, INC.

                                         /s/ David J. Lukas

                                         David J. Lukas
                                         Senior Vice President-Administration,
                                         Secretary and Corporate Counsel
Wisconsin Rapids, Wisconsin
November 24, 1999

                           FREQUENTLY ASKED QUESTIONS

Q:   Why have I received this proxy     Q:   What constitutes a quorum?
     statement?
                                             A "quorum"  refers to the number of
     Our  Board  of  Directors  has          shares  that must be in  attendance
     sent you this proxy statement,          at a meeting  to  lawfully  conduct
     starting  around  November 24,          business.   A   majority   of   the
     1999,  to ask for your vote as          combined   votes  of  the  Class  A
     a  Northland   shareholder  on          shares and Class B shares  entitled
     certain matters to be voted on          to be cast will represent a quorum.
     at   the    upcoming    annual          As a result, shares representing at
     shareholders' meeting.                  least   10,805,414  votes  must  be
                                             present  at the  annual  meeting to
                                             constitute a quorum.

Q:   What am I voting on?               Q:   What  happens  if I  sign  and
                                             return  my  proxy  card but do
     You will  vote on  re-electing          not mark my vote?
     seven directors.  Our Board of
     Directors  is not aware of any          John  Swendrowski and John Pazurek,
     other  matter  which  will  be          as  proxies,  will vote your shares
     presented for your vote at the          to elect the Board's  nominees  for
     annual meeting.                         director.

Q:   Do I need to attend the annual     Q:   Who will count the votes?
     meeting in order to vote?
                                             Harris  Trust & Savings  Bank,  our
     No.  You can  vote  either  in          transfer agent and registrar,  will
     person by ballot at the annual          count   the   votes   and   act  as
     meeting or by  completing  and          inspector of elections.
     mailing  the  enclosed   proxy
     card.

Q:   Who is entitled to vote?           Q:   What   percentage  of   Northland's
                                             votes  do  directors  and  officers
     If you owned  shares as of the          own?
     close of  business on November
     19,  1999 (the  Record  Date),          Our directors and officers together
     you are entitled to vote.  You          own approximately 15.2% of our vote
     will be  entitled  to one vote          as of the Record  Date.  See page 6
     per  share  for each  share of          for more details.
     our  Class A Common  Stock you
     owned on the Record Date.

Q:   How many shares of Northland's     Q:   Who are the largest shareholders?
     stock are entitled to vote?
                                             The State of  Wisconsin  Investment
     As   of   the   Record   Date,          Board  owned   2,910,400   Class  A
     19,702,221  Class A shares and          shares,  or approximately  14.8% of
     636,202  Class B  shares  were          our    Class    A    shares     and
     entitled to vote at the annual          approximately  13.5% of our  voting
     meeting.  Since Class B shares          power,  as  of  January  16,  1999.
     are  entitled  to three  votes          Gilder,  Gagnon,  Howe & Co.  owned
     per    share,    there    were          3,058,780   Class  A   shares,   or
     21,610,827  votes  represented          approximately  15.5% of our Class A
     by shares  entitled to vote as          shares  and  14.2%  of  our  voting
     of the Record Date. All shares          power, as of April 12, 1999.
     vote together as one group.

                              ELECTION OF DIRECTORS

Director Nominees

          At the annual meeting, you will elect seven directors to hold office until our next annual meeting and until their successors are elected. Our Board of Directors, which we refer to herein as the "Board," has nominated seven people for election. John Swendrowski and John Pazurek, as proxies, intend to vote for the election of all of the Board's nominees. They will also vote for another person that the Board may recommend in place of a nominee if that nominee becomes unable to serve as a director before the annual meeting. All of the Board's nominees are currently serving as shareholder-elected Board members.

          Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares which are entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the nominees receiving the largest number of votes will be elected as directors. Any shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

          The Board's nominees to serve as our directors, and certain important information regarding each nominee, are as follows:

John Swendrowski

          John Swendrowski, 51, is the Chairman of the Board and originally founded Northland in 1987. He has been a director since that time. He has also served as our Chief Executive Officer since our inception in 1987.

Leroy J. Miles

          Leroy J. Miles, 64, retired as our Corporate Secretary in August 1995 and as Executive Vice President at the end of 1994. Before retiring, Mr. Miles held such executive positions since May 1987, and has also been one of our directors since that time.

Robert E. Hawk

          Robert E. Hawk, 44, was appointed Group President-Non-Branded Divisions in August 1998. Before that, he served as our Executive Vice President since October 1996; Vice President - Sales, Marketing and Special Projects since January 1993; and Vice President - Operations since January 1989. Mr. Hawk has been a director of Northland since 1989.

Patrick F. Brennan

          Patrick F. Brennan, 68, has been a Northland director since 1989. He retired as President and Chief Executive Officer of Consolidated Papers, Inc., a Wisconsin Rapids, Wisconsin manufacturer of paper products, as of December 31, 1996, a position he had held since October 1993. Before that, he served as Consolidated's President and Chief Operating Officer for five years, Executive Vice President for over one year and Corporate Vice President for three years. He has served as a director of Consolidated Papers, Inc. since February 1987. Mr. Brennan is also a director of Valassis Communications Inc., Livonia, Michigan, a supplier of newspaper inserts.

Jeffrey J. Jones

          Jeffrey J. Jones, 46, is a partner in the law firm of Foley & Lardner in Milwaukee, Wisconsin. Foley & Lardner has been Northland's general outside legal counsel, and Mr. Jones has served as one of our directors, since our formation in 1987.

Pat Richter

          Pat Richter, 58, has been a director of Northland since 1997. Mr. Richter became the Director of Athletics at the University of Wisconsin-Madison in February 1990. Before that, he served as Vice President-Personnel of Oscar Mayer Foods Co. since 1988. Mr. Richter is also a director of the Green Bay Packers, Inc., Anchor Bancorp Wisconsin Inc., Madison, Wisconsin, a financial institution, and Outlook Group Corp., Neenah, Wisconsin, a printing company.

John C. Seramur

          John C. Seramur, 57, has served as Vice Chairman of Associated Banc-Corp since October 1997. For over 31 years before that, Mr. Seramur served as President, Chief Executive Officer and Chief Operating Officer of First Financial Bank and its parent corporation, First Financial Corporation, a thrift holding company that merged with Associated Banc-Corp in October 1997. Mr. Seramur is also a director of Associated Banc-Corp and has been a director of Northland since 1987.

Board Meetings and Committees

          The following table lists the Board committees on which our directors serve, as well as how many times the Board and each committee met in fiscal 1999.

          Board Member            Board     Audit    Executive    Compensation
          ------------            -----     -----    ---------    ------------

          J. Swendrowski            x*                   x*

          L. Miles                  x                    x

          R. Hawk                   x                    x

          P. Brennan                x         x*                       x

          J. Seramur                x         x                        x*

          J. Jones                  x         x

          P. Richter                x         x                        x

Meetings Held in Fiscal 1999        5         1          0             3

*Chairman

          Executive Committee. The Executive Committee acts on behalf of the Board between Board meetings, except with respect to matters upon which Wisconsin law does not allow a committee to act.

          Audit Committee. The Audit Committee's principal functions include:

          o recommending a firm of independent public accountants to serve as our independent auditors for the next fiscal year;

          o meeting with and reviewing reports of our independent accountants and auditors;

          o    overseeing our quarterly and annual financial  reporting process;
               and

          o conducting a post-audit review of our annual financial reporting and audit process.

          Compensation and Stock Option Committee. The Compensation and Stock Option Committee administers our stock option plans, including granting options to our key employees, and approves the compensation, bonuses and benefits of our officers and key employees.

          We do not have a nominating committee. Our Board as a whole performs the functions that such a committee would otherwise perform. If you would like to propose director nominees for consideration at the annual meeting, you can do so under our by-laws only by giving our Secretary written notice of your intent to make a nomination not less than 30 days before the annual meeting. You must tell us in your notice, among other things, the nominee's name, biographical data and qualifications.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

          We describe in the following table certain information regarding the beneficial ownership of Class A shares and Class B shares as of the Record Date held by (i) each of our directors and those of our executive officers who are named in the Summary Compensation Table below under "Executive Compensation--Summary Compensation Information"; (ii) all of our directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of the Class A shares or Class B shares. We believe that all of the people listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

                                                        Class A Shares         Class B Shares
                                                         Beneficially           Beneficially      Percentage of
                                                          Owned and              Owned and          Aggregate
          Name of Individual or Entity                  Percentage of          Percentage of         Voting
               or Number in Group                          Class(1)               Class(1)            Power
------------------------------------------------   ----------------------   -------------------   --------------

                                          Directors and Executive Officers
John Swendrowski(2)                                           386,008(3)           636,202(4)             10.5%
                                                                  (1.9%)             (100.0%)
Leroy J. Miles                                                107,135(5)           287,998(6)              4.5%
                                                              *                       (45.3%)
Michael A. Morello                                            143,986(7)           __                  *
                                                              *
Robert E. Hawk                                                431,060(8)           __                      2.0%
                                                                  (2.2%)
John A. Pazurek                                               125,534(9)
                                                              *
Scott R. Corriveau                                                   0             __                  *
                                                              *
Patrick F. Brennan                                            10,558(10)           __                  *
                                                              *
Jeffrey J. Jones                                              26,400(11)           __                  *
                                                              *
Pat Richter                                                    5,400(12)           __                  *
                                                              *
John C. Seramur                                               84,770(13)           __                  *
                                                              *
All directors and executive officers                           1,463,265              636,202             15.2%
  as a group (15 persons)(14)                                     (7.2%)             (100.0%)

                                             Other Five Percent Holders

State of Wisconsin Investment Board                            2,910,400           --                     13.5%
  ("SWIB")(15)                                                   (14.8%)

Gilder, Gagnon, Howe & Co. ("Gilder")(16)                      3,058,780           --                     14.2%
                                                                 (15.5%)

--------------------------------
*Denotes less than 1%.

(1) Class B shares can be converted on a share-for-share basis into Class A shares at any time. As a result, a holder of Class B shares is deemed to beneficially own an equal number of Class A shares. However, so that we don't overstate aggregate beneficial ownership, the Class A shares we listed do not include Class A shares which the holder can acquire by converting Class B shares into Class A shares. Similarly, when we determined the percentages of outstanding Class A shares that we listed in the table, we did not include Class A shares which the holder can acquire by converting Class B shares into Class A shares.
(2) Mr. Swendrowski's address is 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020.
(3) The Class A shares listed include (i) 53,275 shares which Mr. Swendrowski owns directly; (ii) 19,000 shares owned by a charitable foundation with respect to which he shares voting and investment power; (iii) 14,733 shares which are owned by members of Mr. Swendrowki's family and with respect to which he shares voting and investment power; and (iv) 279,000 shares which Mr. Swendrowski can acquire by exercising vested stock options.
(4) The Class B shares listed include (i) 348,204 shares which Mr. Swendrowski owns directly and (ii) 287,998 shares held by Cranberries Limited, Inc. ("CLI"), a corporation which Messrs. Swendrowski and Miles own and which Mr. Swendrowski controls, with respect to which he shares voting and investment power.
(5) The Class A shares listed include (i) 86,141 shares which Mr. Miles owns directly; (ii) 18,000 shares which Mr. Miles can acquire by exercising vested stock options; and (iii) 2,994 shares held for the account of Mr. Miles' wife, with respect to which he shares voting and investment power.
(6) The Class B shares listed include the 287,998 shares which Mr. Miles is deemed to beneficially own as an officer and shareholder of CLI and with respect to which he shares voting and investment power. Those shares are also included under the number of Class B shares which Mr. Swendrowski is deemed to beneficially own. See note (4) above.
(7)  The  Class A shares  listed  include  2,000  shares  which are owned by Mr.
     Morello's children and with respect to which he shares voting and investment power.
(8) The Class A shares listed include (i) 288,200 shares which Mr. Hawk owns directly; (ii) 10,042 shares which Mr. Hawk's wife owns or which are held in his wife's IRA account, with respect to which he shares voting and investment power; (iii) 19,946 shares held in his IRA account; and (iv) 102,400 shares which Mr. Hawk can acquire by exercising vested stock options.
(9) Includes 95,500 Class A shares which Mr. Pazurek can acquire by exercising vested stock options.
(10) Includes 4,912 Class A shares which Mr. Brennan can acquire by exercising vested stock options.
(11) Includes 4,912 Class A shares which Mr. Jones can acquire by exercising vested stock options.
(12) Includes 2,000 Class A shares which Mr. Richter can acquire by exercising vested stock options.
(13) Includes 2,690 Class A shares which Mr. Seramur can acquire by exercising vested stock options and 82,080 shares held by the John C. Seramur FLITE Trust with respect to which he shares voting and investment power.
(14) When we determined the aggregate beneficial ownership of Class A shares and Class B shares for all of our directors and executive officers as a group, we counted shares which are deemed to be beneficially owned by more than one person only once to avoid overstatement. The number of Class A shares listed (i) does not include shares owned by Mr. Morello since he was no longer an executive officer as of the Record Date and (ii) includes 650,214 shares which certain of our executive officers and directors can acquire by exercising vested stock options.
(15) The information given is as of or about January 16, 1999, as reported by SWIB in its Schedule 13G filed with the Securities and Exchange Commission ("SEC"). SWIB's address is P.O. Box 7842, Madison, Wisconsin 53707.
(16) The information given is as of or about April 12, 1999, as reported by Gilder in its Schedule 13G filed with the SEC. Gilder's address is 1775 Broadway, 26th Floor, New York, New York 10019. Gilder does not have the power to vote these shares and shares investment power with respect to these shares.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

          Compensation   Philosophy.   As  the  Compensation  and  Stock  Option
Committee of the Board, we evaluate and approve the compensation of our executive officers. We intend our compensation policies and practices to:

          o    attract, motivate and retain qualified executive officers;

          o provide a total compensation package which is based on corporate and personal performance and which is competitive in the fruit juice/beverage industry; and

          o motivate our executive officers to achieve positive results by giving them the chance to buy our stock in order to make their interests more like our shareholders' interests.

          Compensation Components. Compensation for our executive officers consists of:

          o    base salary;

          o    potential annual bonuses;

          o    potential annual stock option grants; and

          o    the opportunity to participate in our 401(k) plan.

          Base Salary. We establish each executive officer's base salary at the start of each fiscal year. We consider several factors in determining the base salary of our executive officers, including:

          o    the  Chief  Executive  Officer's   recommendations  (except  with
               respect to his own base salary);

          o our performance during the most recent fiscal year, with special emphasis on our revenues, revenue growth, earnings per share, cost and expense levels and balance sheet strength;

          o how our performance compares to our historical results and our expectations for that fiscal year;

          o whether and to what extent we reached our strategic goals for the fiscal year; and

          o the individual achievements of our executive officers, including contributions to our financial results for the past year, and relationships with other Northland personnel.

          For  fiscal 1999 we also considered:

          o the efforts of our officers in successfully integrating the facilities, systems and products that we acquired from Seneca Foods Corporation, as well as the roll-out of additional Seneca brand products during the fiscal year;

          o the increase in our revenues, including our substantially increased sales of private label juice products and contract packing services, as well as increases in market penetration of our branded products;

          o our increased presence in the industrial/ingredients market through increased sales and the acquisitions of Potomac Foods of Virginia, Inc. and assets formerly owned by Clermont, Inc.; and

          o    the  increase in our overall  size as a result of our fiscal 1999
               acquisitions    and   the    corresponding    increase   in   the
               responsibilities of our executive officers.

          We also examined industry data regarding executive officers' salaries at many of our competitors in the grocery juice aisle. This data showed that the total compensation packages that we offer to our executive officers are generally less favorable than those of many of our competitors. As a result of this review, combined with the factors discussed above and our belief that we must offer our executive officers compensation packages competitive within the industry in order to attract and retain the high quality individuals necessary to successfully manage our growth and realize our long-term goals, we increased our executive officers' base salaries by an average of 13.3% for the upcoming fiscal year, and increased the base salary of our Chief Executive Officer by 5%. Although we review objective performance criteria, we still consider certain subjective factors which aren't related directly to our financial results in making these compensation decisions.

          Bonuses. Our 1999 Incentive Bonus Plan provides incentive bonus opportunities to our employees. The Bonus Plan bases incentive cash bonuses on achieving specified objective and subjective goals, including certain earnings goals and various departmental and individual goals. The Bonus Plan, which applies to all of our employees, provides the chance to receive a bonus of up to a specified percentage of base salary which varies by the employee's position.

          In fiscal 1999, Northland's earnings were below the goals we set at the end of last year. However, we did attain our earnings projections as revised early in the fiscal year. Additionally, our failure to meet our earlier earnings projections was caused in part by strategic revisions to our marketing plan which were not reflective of employee performance. As a result, we paid bonuses under the corporate performance component of the Bonus Plan generally at a level significantly below the maximum allowable under the Bonus Plan. We also paid bonuses for individual performance in connection with the subjective achievements described in the discussion of base salary above. Specifically, in deciding on the bonus paid to our Chief Executive Officer, we considered our success in the integration of the Seneca operations, which increased our branded product offerings and expanded our production capabilities, as well as his leadership in connection with the continued expansion of sales into industrial/ingredients, foodservice and private label markets, including his efforts in the past fiscal year in retaining qualified personnel to lead our branded, private label and industrial-ingredients operations.

          Stock Options. We generally make regular annual stock option grants to our executive officers under our stock option plans after the end of each fiscal year. We base our option grants mainly on:

          o    each executive officer's relative position with Northland;

          o the officer's individual initiatives and achievements and their impact on Northland's performance;

          o    many of the salary and bonus factors discussed above;

          o    the officer's historical level of option grants; and

          o    the size of option grants to other similar executives.

          Based on those factors, we decided to award regular annual option grants to purchase a total of 51,000 Class A shares to our executive officers in fiscal 1999.

          Our stock option grants are intended to motivate key employees to achieve the best results for the company by giving them the chance to acquire or increase their current stock ownership in Northland. Since options are only valuable if our stock price goes up, we believe that stock option grants help make the financial interests of our management the same as yours. We grant options with an exercise price equal to the value of the Class A shares on the date of grant. The options usually expire in 10 years and either become exercisable in increments of 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date, 33% on each of the first, second and third anniversaries of the grant date, or, as has sometimes been the case with grants to our senior executive officers, are exercisable immediately upon grant.

          We believe our stock option plans, and the way in which we administer them, comply with Internal Revenue Code Section 162(m).

          By the Compensation and Stock Option Committee:

                 John C. Seramur, Chairman
                 Patrick F. Brennan
                 Pat Richter

Summary Compensation Information

          In the table below, we describe the compensation we paid for the last three fiscal years to our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in fiscal 1999. We sometimes refer to the people in the table below as our "named executive officers."

                                               Summary Compensation Table

                                                 Annual               Stock
           Name and             Fiscal        Compensation         Option Grants    Other Annual         All Other
     Principal Positions         Year     Salary       Bonus         (shares)       Compensation(1)    Compensation(2)
 ---------------------------     ----     ------       -----          ------        --------------     --------------
John Swendrowski                 1999    $400,000    $115,000         15,000           $       0       $   4,999(3)
  Chairman of the Board          1998    $350,000    $ 40,000         40,000           $       0       $   4,917
  and Chief Executive            1997    $330,000    $      0              0           $ 224,127       $   4,552
  Officer

Robert E. Hawk                   1999    $170,000    $ 35,000          2,000           $  59,080       $   4,999
  Group President-               1998    $140,000    $ 20,000         10,000           $       0       $   4,913
  Non-Branded Divisions          1997    $140,000    $      0              0           $       0       $   3,160

Michael A. Morello               1999    $190,000    $      0              0           $       0       $   5,979
  President, Minot(4)            1998         ---         ---            ---                 ---             ---
                                 1997         ---         ---            ---                 ---             ---

Scott R. Corriveau               1999    $144,000    $ 30,000         10,000           $       0       $   4,999
  President, Branded             1998         ---         ---            ---                 ---             ---
  Division(5)                    1997         ---         ---            ---                 ---             ---

John A. Pazurek                  1999    $140,000    $ 25,000          7,500           $       0       $   3,199
  Vice President-Finance,        1998    $130,000    $ 20,000         20,000           $       0       $   2,600
  Treasurer and Chief            1997    $115,000    $      0              0           $  29,539       $   3,156
  Financial Officer

----------------------------
(1)       Mr. Swendrowski, Mr. Pazurek and Mr. Hawk received these amounts to reimburse them in part for taxes they paid after exercising stock options.
(2)       Includes matching contributions we made under our 401(k) plan to each person.
(3)       We paid $48,555,  $49,066 and $49,327 of premiums on a split-dollar  insurance policy on the life of
          Mr.  Swendrowski in fiscal 1999,  1998 and 1997,  respectively.  We did not include this data in the table  because  when the  policy  is  surrendered  to us or when Mr.  Swendrowski  dies,  we will be reimbursed for these premium payments.
(4)       Mr. Morello began his employment  with us on July 1, 1998.
(5)       Mr. Corriveau began his employment with us on December 7, 1998.

Stock Options

          We have three stock option plans currently in place: the 1987, 1989 and 1995 Stock Option Plans. We are still granting options to our employees under the 1989 and 1995 Plans. There are no shares remaining available under the 1987 Plan and only a few shares remaining available under the 1989 Plan. The following table lists the option grants under the 1995 Plan which we made during fiscal 1999, as well as certain other information relating to those grants.

                                                     Fiscal 1999 Option Grants
                                                                                            Potential Realizable Value
                                 Shares        Percentage of                                At Assumed Annual Rates of
                               Underlying      Total Options      Exercise                   Stock Price Appreciation
                                Options       Granted to all     Price (per   Expiration        For Option Term(4)
         Name                  Granted(1)        Employees       share)(3)       Date           5%               10%
----------------------         ----------     --------------    -----------   ----------  -------------------------------
John Swendrowski                 15,000             14.4%       $   10.125      9/24/08    $     95,513     $    242,050

Robert E. Hawk                    2,000              1.9%       $   10.125      9/24/08    $     12,735     $     32,273

Michael A. Morello                    0               --                --           --              --               --

Scott R. Corriveau               10,000              9.6%       $    9.625      1/06/09    $     60,531     $    153,397

John A. Pazurek                   7,500              7.2%       $   10.125      9/24/08    $     47,757     $    121,025

All Optionees                   104,500(2)         100.0%       $       (2)          (2)   $    646,307     $  1,637,869

All Shareholders(5)                 N/A              N/A               N/A          N/A    $125,013,447     $316,808,619

---------------------
(1)       These options are nonqualified stock options under the Internal Revenue Code.
(2)       The Compensation and Stock Option Committee,  which we refer to as the "Committee,"  granted 74,500 options on
          September  24, 1998 with an exercise  price of $10.125 and an  expiration  date of  September  24,  2008.  The
          Committee  granted 5,000 options on November 2, 1998 with an exercise price of $11.125 and an expiration  date of November 2, 2008. The Committee  granted 14,000 options on January 6, 1999 with an exercise price of $9.625 and an  expiration  date of January 6, 2009.  The  Committee  granted 1,000 options on January 6, 1999 with an exercise price of $10.125 and an expiration  date of January 6, 2009.  The Committee  granted 3,000 options on
          April 22,  1999 with an exercise  price of $6.875 and an  expiration  date of April 22,  2009.  The  Committee granted  3,000  options on July 14, 1999 with an exercise  price of $8.50 and an  expiration  date of July 14,
          2009.  The  Committee  granted  4,000  options on August 31,  1999 with an  exercise  price of $6.6875  and an expiration date of August 31, 2009.
(3)       A holder can pay the exercise price of options in cash, by delivering  previously  issued Class A shares, or a combination of both.
(4)       These values  represent the difference  between the exercise price of the options and the value of the Class A shares on the date that the options will be exercised,  assuming certain rates of appreciation in the value of
          Class A shares and assuming the options will be exercised on their  respective  expiration  dates. We have not taken into account taxes or other  payments  which the holders of options may have to pay upon  exercise.  The actual  values of the  options  will  depend on the  value of the Class A shares on the date the  options  are exercised.  The 5% and 10% rates we used in these calculations are not our estimates of our future performance or the future price of Class A shares.  Rather, we are required to use these rates by the rules of the SEC. We cannot guarantee that these rates of appreciation will actually be achieved.
(5)       These values  represent the gain to all  shareholders as a group,  calculated in the same way as we calculated the values  referred  to in  footnote  (4) to the  table.  Again,  we cannot  guarantee  that  these  rates of appreciation will actually be achieved.

          We have set forth below certain information about the options exercised in fiscal 1999 by our named executive officers and by all of our option holders, as well as the number and value of unexercised stock options held by our named executive officers and by all other option holders as of the end of fiscal 1999.

                                Option Exercises in Fiscal 1999 and Fiscal 1999 Year-End Value Table
                                                                 Number of Shares               Value of Unexercised
                           Number of                            Underlying Options              In-the-Money Options
                            Shares                           at End of Fiscal 1999(2)          at End of Fiscal 1999(3)
                            Acquired         Value
      Name               Upon Exercise     Realized(1)     Exercisable    Unexercisable     Exercisable     Unexercisable
      ----               -------------     -----------     -----------    -------------     -----------     -------------
John Swendrowski                   --             --          299,000              --       $  251,600               --

Robert E. Hawk                 40,000      $ 175,162          112,400           1,600       $  112,400       $        0

Michael A. Morello                 --             --               --              --               --               --

Scott R. Corriveau                 --             --               --          10,000               --       $        0

John A. Pazurek                 4,000      $  19,500           99,500              --       $   68,860               --

All Optionees                  91,350      $ 683,736          857,350         148,160       $  673,418       $      130

---------------------

(1)       This reflects the dollar value  difference  between the closing sale price of the Class A shares on The Nasdaq
          Stock Market on the date of exercise,  less the stock  option's  exercise  price,  multiplied by the number of
          Class A shares acquired upon exercise.
(2)       These options are  nonqualified  stock options  under the Internal  Revenue Code.  Each option has an exercise price equal to the fair market value (last bid price) of the Class A shares on the date of grant.
(3)       We calculated  these dollar values by determining  the difference  between the value of the Class A shares and the various exercise prices of the named executive  officers'  outstanding  options at the end of fiscal 1999.
          The last reported sale price of the Class A shares on The Nasdaq Stock Market on August 31, 1999 was $6.72 per
          share.

Director Compensation

          Directors  of  Northland  who  are  also  our  employees   receive  no
additional compensation for serving on the Board. We compensate our non-employee directors for their service on the Board by providing:

          o    an annual retainer fee of $15,000;

          o $500 for each Board and committee meeting attended, plus an additional $250 for each committee chairman per committee meeting attended;

          o reimbursement for directors' transportation, lodging and meal expenses incurred in attending meetings; and

          o annual automatic grants of stock options under the 1995 Plan which

               -    are exercisable for 1,000 Class A shares;

               - occur automatically (i) upon a director's appointment or election to the Board and (ii) on each August 31;

               - are granted at an exercise price equal to the fair market value of the Class A shares on the date of grant;

               -    have a term of ten years; and

               - vest in full either one year after the date they are granted or immediately upon the happening of certain events.

Employment and Severance Agreements

          We  have  entered  into  separate   severance   agreements  with  John
Swendrowski and Scott Corriveau which provide that, following a "change in control" of the company (as defined in the severance agreements), we will employ Mr. Swendrowski and Mr. Corriveau for three years in the same positions, to perform similar duties, and at the same locations as was the case just before the change of control. During the employment period, Mr. Swendrowski and Mr. Corriveau will be entitled to receive salaries based upon their compensation rates in effect at the date of change of control, and will also be entitled to be included in our benefit plans. If during the employment period (i) we terminate Mr. Swendrowski's or Mr. Corriveau's employment, other than for "cause" (as defined in the severance agreements) or either of them becomes disabled, or (ii) we change Mr. Swendrowski's or Mr. Corriveau's duties substantially without their respective written consent and they terminate employment as a result, then they would be entitled to receive severance payments equal to three times their average base salary over the five previous years, plus the other benefits due under the severance agreements.

          We have also entered into an agreement with Mr. Corriveau pursuant to which we will pay him $200,000 per year, subject to upward adjustment, to serve as our President, Branded Division. The agreement entitles Mr. Corriveau to participate in benefit plans applicable to our executive officers. If we terminate Mr. Corriveau's employment prior to a change in control without "just cause" (as defined below), he would be entitled to a lump sum payment in cash within five days of the date of his termination equal to his annual salary at the time of termination divided by two (but in no event less than $100,000). For purposes of the agreement, "just cause" generally includes Mr. Corriveau's (i) engaging in conduct which injures us financially or injures our reputation, (ii) violating certain of our policies, (iii) conviction of a felony, or (iv) refusal to perform his duties.

          We have also entered into an employment agreement with Michael A. Morello. The agreement provides that Mr. Morello will serve as the President of our Minot division until June 30, 2001. During his employment, we will pay Mr. Morello an annual salary of $190,000, subject to upward adjustment by our Board. Mr. Morello will also receive certain benefits, including the right to participate in our incentive, savings and retirement plans (including our stock option plans) as well as our welfare plans such as medical, dental and life insurance. Pursuant to the agreement, we can terminate Mr. Morello's employment with or without "Cause." The term "Cause" generally means Mr. Morello's willful failure to perform his duties or illegal or gross misconduct. If we terminate his employment with Cause, then he would be entitled to receive his annual salary through the date of termination. If we terminate his employment without Cause, then he would be entitled to receive his annual salary through the date of termination, a lump sum payment equal to his annual salary multiplied by the number of years remaining in the term of his employment under the agreement, and certain additional benefits. Also, Mr. Morello can terminate his employment for any reason. If he terminates his employment because we decide to terminate the business Minot conducts, or because we have materially breached the employment agreement, then he would be entitled to receive the same payments from us as he would have if we terminated him without Cause.

                          STOCK PERFORMANCE INFORMATION

          The line graph below compares the percentage change during the last five fiscal years in the total return on our Class A shares with the total return of companies in the Nasdaq Total Return Index and companies in a peer group we selected (including American Italian Pasta Co., Beringer Wine Estates, Celestial Seasonings, J.M. Smucker Company, Robert Mondavi Corp., Triarc Companies, Chalone Wine Group, LTD, Orange Co., Inc., Seneca Foods Corp. and Todhunter International, Inc.)

                Comparison of Five-Year Total Shareholder Returns
                        (on a dividend reinvested basis)

                               [GRAPHIC OMITTED]


                           08/31/94 08/31/95 08/31/96 08/31/97 08/31/98 08/31/99
Northland Cranberries, Inc.   $100     78      195      188      108       76
Nasdaq Total Return Index     $100    135      152      212      201      371
Peer Group Index              $100    100       92      140      120      146


                                  OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in fiscal 1999, except Peter Mueller, Ricke A. Kress and Robert M. Wilson, officers of Northland, did not timely file their Form 3 indicating their initial beneficial ownership of our stock;

Robert M. Wilson did not timely file one Form 4 with respect one transaction; and John C. Seramur, one of our directors, did not timely file one Form 4 with respect to one transaction.

Certain Transactions

          On April 22, 1999, we purchased all of the issued and outstanding capital stock of Potomac Foods of Virginia, Inc. Robert M. Wilson, one of our executive officers, beneficially owned all of the stock we purchased. We paid the Potomac shareholders $400,000 in cash and issued 90,000 unregistered Class A shares. Our management determined the purchase price through arms-length negotiations.

          John Swendrowski is a general partner in Cranberry Hills Partnership, a Wisconsin general partnership. In fiscal 1999, we accrued approximately $95,000 in payment obligations to Cranberry Hills in consideration for certain lease rights and a right of first refusal we had assigned to us. We believe the terms of those transactions are no less favorable than we could have obtained from an unaffiliated third party.

Northland's Independent Auditors

          The Board has reappointed Deloitte & Touche LLP to serve as our independent auditors for fiscal 2000. We expect that representatives of Deloitte & Touche LLP will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions.

Miscellaneous

          We will bear the cost of soliciting proxies. We expect to solicit proxies mainly by mail. Some of our employees may also solicit proxies personally and by telephone. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Class A shares.

          If you wish to include a proposal in our proxy statement for the 2001 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, you should forward the proposal to our Secretary by July 28, 2000. If you submit a proposal other than pursuant to Rule 14a-8 less than 30 days in advance of the 2001 annual meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2001 annual meeting. If the Board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the Board for the 2001 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

          If you would like to receive a copy of our fiscal 1999 annual report on Form 10-K (without exhibits), please write to our Secretary at 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020, and we will provide you with a copy free of charge.

                                      NORTHLAND CRANBERRIES, INC.

                                      /s/ David J. Lukas

                                      David J. Lukas
                                      Senior Vice President-Administration,
                                      Secretary and Corporate Counsel


Wisconsin Rapids, Wisconsin
November 24, 1999

PROXY FOR CLASS A                                              PROXY FOR CLASS A
COMMON STOCK                                                        COMMON STOCK


                           NORTHLAND CRANBERRIES, INC.

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 5, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          I hereby appoint either or both of John Swendrowski and John A. Pazurek as my proxy, and hereby authorize either or both of them to represent and to vote, as I have indicated below, all my shares of Class A Common Stock of Northland Cranberries, Inc., which I held of record on November 19, 1999, at the annual meeting of shareholders scheduled to be held on January 5, 2000, and at any adjournment thereof. I also authorize either or both of them to appoint his substitute.

          I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the 1999 Annual Report to Shareholders, and I hereby revoke any other proxy I may have executed previously for the 2000 annual meeting of shareholders.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.

Please do not fold                 (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------

                           NORTHLAND CRANBERRIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [XX]

1.Election of Directors -       FOR WITHHOLD FOR ALL (Except Nominee(s) written
  Nominees: Patrick F. Brennan, ALL   ALL              below)
  Robert E. Hawk, Jeffrey J.
  Jones, Leroy J. Miles,        |_|   |_|     |_|    --------------------------
  Pat Richter, John C. Seramur
  and John Swendrowski

                                        When properly executed, this proxy will be voted as you have directed herein. If no direction is made, this proxy will be voted FOR the seven director nominees indicated above. It will also be voted in accordance with the best judgment of the proxies named herein on any other business that may properly come before the meeting.

                                                  Dated:_________, ____

2.In   their   discretion,  upon
  such  other  business  as  may        Signature(s)____________________________
  properly   come   before   the
  meeting and at any adjournment
  thereof Signature(s)                  ________________________________________
                                        PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                        ON THIS PROXY CARD. When shares are held
                                        by joint tenants, both should sign. When
                                        signing    as    attorney,     executor,
                                        administrator,   trustee  or   guardian,
                                        please give your full title as such. If you are a corporation, please sign in full corporate name by the president or other authorized officers. If you are a partnership, please sign in partnership name by an authorized person.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                             YOUR VOTE IS IMPORTANT!

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                          USING THE ENCLOSED ENVELOPE.